Exhibit 12

                        PennFed Financial Services, Inc.
               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                  Year ended June 30,
                                                    -----------------------------------------------

                                                      2003      2002     2001      2000      1999
                                                    -------   -------   -------   -------   -------

Earnings:
    Earnings before income tax expense              $21,841   $22,619   $19,321   $19,921   $17,761
    Add: interest on borrowed funds                  29,974    30,681    28,299    24,443    20,138
    Add: interest on trust preferreds                   112      --        --        --        --
                                                    -------   -------   -------   -------   -------
    Earnings before fixed charges excluding
       interest on deposits                          51,927    53,300    47,620    44,364    37,899
    Interest on deposits                             32,870    42,181    51,285    46,758    48,648

                                                    -------   -------   -------   -------   -------
    Earnings before fixed charges                   $84,797   $95,481   $98,905   $91,122   $86,547
                                                    =======   =======   =======   =======   =======

Fixed charges:
    Interest on borrowed funds & trust preferreds   $30,086   $30,681   $28,299   $24,443   $20,138
                                                    =======   =======   =======   =======   =======

    Fixed charges excluding interest on
       deposits                                     $30,086   $30,681   $28,299   $24,443   $20,138
    Interest on deposits                             32,870    42,181    51,285    46,758    48,648
                                                    -------   -------   -------   -------   -------

    Total fixed charges                             $62,956   $72,862   $79,584   $71,201   $68,786
                                                    =======   =======   =======   =======   =======

    Ratio of earnings to fixed charges
       excluding interest on deposits                1.73 x    1.74 x    1.68 x    1.81 x    1.88 x
                                                    =======   =======   =======   =======   =======

    Ratio of earnings to fixed charges
       including interest on deposits                1.35 x    1.31 x    1.24 x    1.28 x    1.26 x
                                                    =======   =======   =======   =======   =======